Exhibit 10.1

[INGRAM MICRO INC. LETTERHEAD]

May 13, 2005

Mr.Bob Patterson, CFO
InfoTech USA, Inc.
7 Kingsbridge Road
Fairfield, NJ 07004

Re:  Account 30-023815

Dear Mr. Patterson:

We are pleased to advise you that Ingram Micro has recently increased the credit line of Info Tech USA, Inc., a New Jersey corporation, (“Customer”) to $500,000.00. This credit line is subject to the following:

Terms:	Net 30

Interest:	Balances that are ten (10) days past due, i.e., not paid within forty (40) days of invoice, will be charged interest at the rate of 1 1/2% per month or the maximum provided by law, which ever is less, with the accrual date beginning on 31st day after the date of invoice.

Security:	(1) Irrevocable Standby Letter of Credit issued by Wells Fargo Bank in favor of Ingram Micro in the amount of $250,000.00 for a term of no less than 12 months. (Ingram Micro will draw on the Letter of Credit following a demand to Customer for payment of any outstanding balance then owed to Ingram Micro and payment is not received.);

(2) Security Agreement signed by Customer and UCC-1 filed on all assets of Customer; and

(3) Corporate Guarantees from both InfoTech USA, Inc., a Delaware corporation, and Information Technology Services, Inc., a New York corporation.

In closing Ingram Micro reserves the right at any time to change or revoke such credit for any reason, in its sole discretion, including but not limited to, credit policy changes by Ingram Micro, Customer's financial condition, Customer's payment record, Customer's failure to meet sales volume requirements established by Ingram Micro, and/or Customer's failure to utilize such credit limit.

Very truly yours,

/s/  Chris Sweeney

Chris Sweeney
Director of Credit

cc:    John Bak